Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

626 RXR Plaza
Uniondale, NY 11556
T: 844-589-8760
mnga@crescendo-ir.com

MagneGas Announces U.S. Department of Energy Grant Application; Company Submits Next Generation Gasification Unit Provisional Patent Application

New MagneGas Gasification Technology Used to Apply for Grant to Explore the Gasification of Pulverized Coal

TAMPA, Florida, August 9, 2017 /PRNewswire/ --MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: “MNGA”) a leading clean technology company in the renewable resources and environmental solutions industries, announced today that it has filed a provisional patent application on a next generation gasification system. The provisional patent application entails the use of a plasma arc in conjunction with certain fluids and powdered materials such as coal, plastics, and potentially the Company’s primary feedstock, butanol. MagneGas has also used this new gasification technology as the basis to file for a Department of Energy (“DOE”) grant related to the Small-Scale Gasification Systems for Coal otherwise known as “Clean Coal”.

Typical implementation of the Clean Coal technology currently available in the market can require upwards of a multi-year, multi-billion dollar investment to produce hundreds of megawatts of electricity. Such Clean Coal technology employs large scale bespoke gasification units which transform coal into a synthetic gas, which is then burned to produce fewer total pollutants than burning coal directly. The DOE grant calls for the development of a one to five megawatt system which is modular and scalable with a much smaller footprint and capital investment than current Clean Coal systems. MagneGas’ extensive experience with small scalable modular gasification technology and related off the shelf components provides the Company with significant advantages in designing, planning and modeling the technology required for the DOE grant.

While this specific DOE grant is focused on the gasification of coal, the Company believes the underlying technology will have other applications associated with solid fuels, solid wastes such as plastics and potentially liquids as well. The Company believes there may be additional opportunities to utilize this technology to gasify butanol directly, which could significantly improve the cost to mass produce MagneGas2™. This development could enable MagneGas to further compete in the metal cutting fuel industry, and expand into a wider range of industrial fuel gases.

“Being in a position to apply for this DOE grant is a strong indicator of the knowledge and expertise we have obtained from years of working with modular gasification technology, which will enable us to produce a small pulverized coal gasification system and potentially revolutionize the market,” stated Ermanno Santilli, Chief Executive Officer of MagneGas. “Like the USDA grant we were awarded in June and the Italian landfill sterilization project we commercialized in July, the DOE grant application is another example of how we are pursuing multiple research and development opportunities that are cost effective and are driven by market needs in energy, waste management, agriculture and other sectors. We have successfully commercialized two applications of our derived core gasification technology in the industrial gas and landfill sectors and we hope to execute on additional commercial applications in the near term.”

“As part of our overall corporate strategy, MagneGas is consistently focused on cost effective research and development opportunities with a near-term, high probability of conversion to revenue generation,” commented Scott Mahoney, Chief Financial Officer of MagneGas. “The Company is currently prioritizing research and development and commercial projects where we can share or otherwise minimize our net investment through the effective use of grants, partnerships and other joint funding mechanisms. Our goal is a balanced business model, where we scale our proven solutions today while unlocking new applications that could potentially enhance future shareholder value.”

About MagneGas Corporation

MagneGas Corporation owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs.  The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications.  For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc.). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using virgin vegetable oil to produce fuel while it configures its systems to properly process waste within local regulatory requirements.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.